Jason D’Angelo Chief Legal Officer 212.224.1530 jason.d’angelo@mutualofamerica.com

September 2, 2025

MoA Funds Corporation

320 Park Avenue

New York, NY 10022

Re: MoA Mid Cap Growth Fund

Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of MoA Funds Corporation and the proposed offering of common shares, par value $.01 per share, of the MoA Mid Cap Growth Fund as described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters covered hereby. It is my opinion that the common shares of the MoA Mid Cap Growth Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Jason D’Angelo
Jason D’Angelo
Chief Legal Officer

MoA Funds	320 Park Avenue, New York, NY 10022-6839	MoAFunds.com